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                                                                     EXHIBIT 2.2



                           ARTICLES OF ORGANIZATION
                                      OF
                            PORTFOLIO BOOST, L.L.C.

TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

     Pursuant to Section 301 of the Iowa Limited Liability Company Act, the undersigned, acting as organizer, adopts the following articles of organization:

                                 ARTICLE I

     The name of the limited liability company is Portfolio Boost, L.L.C. (the "Company").

                                 ARTICLE II

     The street address of the Company's initial registered office in Iowa is 700 Walnut, Suite 1600, Des Moines, Iowa 50309, and the name of the Company's initial registered agent at that office is Wade H. Schut.

                                 ARTICLE III

     The street address of the principal office of the Company is 1s121 Cantigny, Winfield, Illinois 60190.

                                 ARTICLE IV

     The Company shall have perpetual duration.

                                 ARTICLE V

     The management of the Company shall be vested in its voting members in the manner described in the Operating Agreement of the Company, and the nonvoting members of the Company are not agents of the Company for the purpose of its business or affairs or otherwise. No member's or any other person's act shall bind the Company except as may be expressly authorized by the Operating Agreement of the Company.

                                 ARTICLE VI

     A voting member of the Company shall not be personally liable to the Company or to its members (whether voting members or nonvoting members) for monetary damages for breach of fiduciary duty as a voting member, except for liability (i) for a breach of the voting member's duty of loyalty to the Company or its members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for a transaction from which the voting member derives an improper personal benefit or a wrongful distribution in violation of Section
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490A.807 of the Iowa Limited Liability Company Act. If the Iowa Limited
Liability Company Act or other applicable law is hereafter amended to authorize the further elimination or limitation of the liability of members (whether voting members or nonvoting members), then the liability of a member of the Company, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the extent of such amendment, automatically and without any further action, to the maximum extent permitted by law. Any repeal or modification of this Article by the members of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability, or any other right or protection, of a member (whether a voting member or a nonvoting member) of the Company with respect to any state of facts existing at or prior to the time of such repeal or modification.

     Dated this 20th day of May, 1998.



                              /s/Wade H. Schut
                              -----------------------------------
                              Wade H. Schut, Organizer